                                                                    EXHIBIT h(5)


                             MEMORANDUM OF AGREEMENT


         This Memorandum of Agreement is entered into as of this 1st day of July, 2003 between AIM Investment Securities Funds (the "Trust"), on behalf of the fund listed on Exhibit "A" to this Memorandum of Agreement (the "Funds"), and A I M Distributors, Inc. ("Distributors").

         For and in consideration of the mutual terms and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Trust and Distributors agree as follows:

         The Trust and Distributors agree until the date set forth on the attached Exhibit "A" that Distributors will waive Rule 12b-1 distribution plan payments at the rates, on an annualized basis, set forth on Exhibit "A" of the average daily net assets allocable to such class. The Board of Trustees and AIM may terminate or modify this Memorandum of Agreement prior to the date set forth on Exhibit "A" only by mutual written consent. Distributors will not have any right to reimbursement of any amount so waived.

         The Trust and Distributors agree to review the then-current waivers for each class of each Fund listed on Exhibit "A" on a date prior to the date listed on that Exhibit to determine whether such waivers should be amended, continued or terminated. Unless the Trust, by vote of its Board of Trustees, or Distributors terminates the waivers, or the Trust and Distributors are unable to reach an agreement on the amount of the waivers to which the Trust and Distributors desire to be bound, the waivers will continue for additional one-year terms at the rate to which the Trust and Distributors mutually agree. Exhibit "A" will be amended to reflect that rate and the new date through which the Trust and Distributors agree to be bound.

         It is expressly agreed that the obligations of the Trust hereunder shall not be binding upon any of the Trustees, shareholders, nominees, officers, agents or employees of the Trust personally, but shall only bind the assets and property of the Funds, as provided in the Trust's Agreement and Declaration of Trust. The execution and delivery of this Memorandum of Agreement have been authorized by the Trustees of the Trust, and this Memorandum of Agreement has been executed and delivered by an authorized officer of the Trust acting as such; neither such authorization by such Trustees nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the assets and property of the Funds, as provided in the Trust's Agreement and Declaration of Trust.

         IN WITNESS WHEREOF, the Trust and Distributors have entered into this Memorandum of Agreement as of the date first above written.

                                            AIM Investment Securities
                                            Funds, on behalf of each
                                            Fund listed in Exhibit "A"
                                            to this Memorandum of Agreement

                                            By: /s/ Robert H. Graham
                                                --------------------------------

                                            Title: President
                                                  ------------------------------


                                            A I M Distributors, Inc.

                                            By: /s/ Mark H. Williamson
                                                --------------------------------

                                            Title: President
                                                  ------------------------------

                                   EXHIBIT "A"

                         AIM INVESTMENT SECURITIES FUNDS

          FUND                                            WAIVER                        COMMITTED UNTIL
          ----                                            ------                        ---------------
AIM Short Term Bond Fund
     Class C                               0.40% of Rule 12b-1 distribution plan         July 31, 2004
                                           payments on average net assets

AIM Total Return Bond Fund
     Class A                               Up to 0.10% of Rule 12b-1                     July 31, 2004
                                           distribution plan payments on average
                                           net assets